EXHIBIT 15

ACCOUNTANT’S ACKNOWLEDGMENT

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of The Standard Register Company for the periods ended June 29, 2014 and June 30, 2013, as indicated in our report dated August 1, 2014; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 29, 2014, is incorporated by reference the Company's previously filed Registration Statements File No.'s 333-02683, 333-05231, 333-15851, 333-43055, 333-51189, 333-51181, 333-57779, 333-84483, 333-86492, 333-173805, 333-188555 and 333-192884.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/S/BATTELLE RIPPE KINGSTON LLP

Dayton, Ohio
August 1, 2014